Exhibit 12.1

STATEMENT REGARDING COMPUTATION
OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWER INC.
(in millions)

3 Months Ended
March 31, 2010

Earnings:
Earnings before income taxes	$19.7
Fixed charges	41.7
$61.4

Fixed charges:
Interest (expensed or capitalized)	$11.2
Estimated interest portion of rent expense	30.5
$41.7

Ratio of earnings to fixed charges	1.5

	2009	2008	2007	2006	2005
Earnings:
Earnings before income taxes from continuing operations	$(22.9)	$442.6	$777.0	$481.9	$387.0
Fixed charges	183.9	200.9	185.2	162.8	153.2
	$161.0	$643.5	$962.2	$644.7	$540.2

Fixed charges:
Interest (expensed or capitalized)	$61.7	$64.2	$65.0	$54.1	$46.7
Estimated interest portion of rent expense	122.2	136.7	120.2	108.7	106.5
	$183.9	$200.9	$185.2	$162.8	$153.2

Ratio of earnings to fixed charges	0.9	3.2	5.2	4.0	3.5

Note:
The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.